Exhibit 23.8

Consent of Simeon King Horton

          I, Simeon King Horton, a geology consultant, hereby consent to all reference to my name and the inclusion of, or the reference to, my assessment report with respect to Mainland Resources Inc.'s (the "Company") East Holly Field Area in De Soto Parish, Louisiana in the Company's amended registration statement on Form S-4/A (the "S-4/A") relating to the proposed merger of the Company with American Exploration Corp.

          I further consent to the reference to myself under the heading "Experts" in the S-4/A.

September 26, 2011

Yours truly,

"Simeon King Horton"

Simeon King Horton